Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-206656 August 2, 2016

Regal Entertainment Group

Announces Sale of Class A Common Stock

By The Anschutz Corporation

Knoxville, Tennessee — August 2, 2016 — Regal Entertainment Group (NYSE: RGC), (the “Company”), a leading motion picture exhibitor, today announced that The Anschutz Corporation and certain of its affiliates (the “Selling Stockholders”) intend to offer for sale in an underwritten secondary offering 13,000,000 shares of the Company’s Class A common stock pursuant to the Company’s shelf registration statement filed with the Securities and Exchange Commission (the “SEC”).   Following the offering, the Selling Stockholders will own 37,000,000 shares of our issued and outstanding Class A Common Stock, representing approximately 27.8 % of our Class A common stock issued and outstanding as of July 29, 2016, which together with the 23,708,639 shares of our Class B common stock owned by the Selling Stockholders, represents 74 % of the combined voting power of the outstanding shares of Class A common stock and Class B common stock as of July 29, 2016.

The Selling Stockholders will receive all of the proceeds from this offering. No shares are being sold by management or the Company. The last reported sale price of the Company’s Class A common stock on August 2, 2016, was $23.29 per share.

BofA Merrill Lynch will act as underwriter for the offering. The underwriter may offer the shares from time to time to purchasers directly or through agents, or through brokers in brokerage transactions on The New York Stock Exchange, or to dealers in negotiated transactions or in a combination of such methods of sale, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at: www.sec.gov. Alternatively, copies of the prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained by contacting: Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001 Attn: Prospectus Department, or by emailing dg.prospectus_requests@baml.com, or by telephone at 1-800-294-1322.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-looking Statements:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934,

as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2016. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group:

Regal Entertainment Group (NYSE: RGC) operates the largest and most geographically diverse theatre circuit in the United States, consisting of 7,307 screens in 564 theatres in 42 states along with Guam, Saipan, American Samoa and the District of Columbia as of June 30, 2016. The Company operates theatres in 46 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s website at www.REGmovies.com.

Financial Contact:

Kevin Mead

Regal Entertainment Group

Vice President Investor Relations and Planning
Kevin.Mead@regalcinemas.com

865-925-9685

Media Contact:

Ken Thewes

Regal Entertainment Group

Senior Vice President and Chief Marketing Officer
865-925-9539